Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF

CARMIKE CINEMAS, INC.

This Amendment to Amended and Restated By-Laws (the “By-Laws”) of Carmike Cinemas, Inc., a Delaware corporation (the “Corporation”), is dated as of this 3rd day of March, 2016 (this “Amendment”).

Recitals

A. The By-Laws were previously adopted by the Board of Directors of the Corporation.

B. The Board of Directors of the Corporation has hereby amended the By-Laws as set forth below, in accordance with Article X of the By-Laws, effective as of the date of this Amendment.

Amendment

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1.	By inserting a new ARTICLE X to read as follows:

“	ARTICLE X FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forums for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, stockholder, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers, employees, stockholders, or agents arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation, its current or former directors, officers, employees, stockholders, or agents governed by the internal affairs doctrine shall be (A) the Court of Chancery of the State of Delaware (or, solely if such court does not have jurisdiction, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware, or, solely if the Court of Chancery of the State of Delaware and the Complex Commercial Litigation Division of the Superior Court of the State of Delaware do not have jurisdiction, the United States District Court for the District of Delaware) and (B) if and only if the Business Case Division of the Georgia Superior Court located in Fulton County (the “Fulton County Business Court”) has jurisdiction and accepts the case, the Fulton County Business Court (collectively, the Court of Chancery of the State of Delaware and the Fulton County Business Court are the “Designated Courts”).

To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding paragraph is filed in a court (a “Foreign Court”) other than the Designated Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Designated Courts in connection with any action brought in any such Foreign Court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

2.	The existing ARTICLE X is hereby renumbered as ARTICLE XI.

3.	Except as specifically amended by this Amendment, the By-Laws shall remain the same in all respects and in full force and effect. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the By-Laws other than as expressly set forth herein.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amendment, effective as of the date first above written.

By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

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